Exhibit 23.2
JONES LANG LASALLE SALLMANNS LIMITED
17/F Dorset House Taikoo Place
979 King’s Road Quarry Bay, Hong Kong
Tel: + 852 2169 6000; Fax: + 852 2169 6001
Licence No: C-030171
June 15, 2011
ATA Inc.
8th Floor, Tower E
6 Gongyuan West Street,
Jian Guo Men Nei
Beijing 100005, China
Ladies and Gentlemen:
We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of ATA Inc. (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2011. We also hereby consent to the filing of this letter as an exhibit to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2011. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information.
Your sincerely,
/s/ Jones Lang LaSalle Sallmanns Limited
Jones Lang LaSalle Sallmanns Limited